Exhibit 10.5.1

TESSCO TECHNOLOGIES INCORPORATED

PERFORMANCE STOCK UNIT AGREEMENT

THIS PERFORMANCE STOCK UNIT AGREEMENT between TESSCO TECHNOLOGIES INCORPORATED (the “Company”) and ________ (“you”) is effective as of May 27, 2016.

Section 1. Grant of Performance Shares.

1.1. The Compensation Committee of the Company’s Board of Directors has awarded to you the conditional right to receive up to ___ shares of the Company’s common stock (“Performance Stock”) under the TESSCO Technologies Incorporated 1994 Stock and Incentive Plan (as amended, the “Plan”). Shares of Performance Stock are sometimes referred to in this Agreement as “Performance Shares,” and your right to receive one (1) Performance Share is sometimes referred to as a “Performance Stock Unit” or “PSU.” Your Performance Stock and PSUs are in all respects subject to the terms and conditions contained in this Agreement.

1.2. In general, whether your PSUs ripen into the right to receive Performance Shares depends on two factors: (1) the Corporate Performance Factor for this Fiscal Year (i.e., the Fiscal Year ending March 26, 2017), which is described in greater detail below and is based partly on the Company’s earnings per share for the Fiscal Year (as defined below) and partly on the achievement of five specified Strategic Transformation Imperatives, and (2) your individual performance rating for this Fiscal Year under the Company’s appraisal process. In addition, as described below, you must remain employed by the Company until Performance Shares are issued, which (if earned) will occur in four annual installments after the end of the Fiscal Year.

Section 2. Defined Terms. This Agreement uses a number of terms that are defined either in the body of the Agreement or in the Glossary (Section 11), which appears at the end of this Agreement. These defined terms are capitalized wherever they are used.

Section 3. Earning of Performance Shares.
3.1. In General. Performance Shares may be earned as of the end of this Fiscal Year, i.e., FY2017.

3.2. Number of Performance Shares Earned. The number of Performance Shares earned depends on the Corporate Performance Factor for this Fiscal Year (which is based partly on EPS and partly on the achievement of five specified Strategic Transformation Imperatives, as described below) and your Individual Performance Factor for the Fiscal Year. Specifically, the number of Performance Shares earned for the Fiscal Year is determined as follows:

Base Number of Shares x Corporate Performance Factor x Individual Performance Factor

where:

•	“Base Number of Shares” is _____;
•

“Corporate Performance Factor” is the percentage determined based partly on EPS and partly on the achievement of the five specified Strategic Transformation Imperatives, as described in the next Section; and

•

“Individual Performance Factor” is the percentage based on your “Collaboration Rating” and your “Bottom Line Contribution to Results Rating” for the Fiscal Year as determined by the Company as part of the Company’s annual appraisal of your performance. This percentage will be __% if you have not achieved your personal goals and between __% and __% if you meet or exceed your personal goals. You have previously been provided with a written description of how this percentage is determined as a function of your achievement of some, many, nearly all, or none of your personal goals and whether your performance meets, exceeds, or falls short of expectations.

The total number of Performance Shares that may be earned for the Fiscal Year, however, may not exceed 100% of the Base Number of Shares.

3.3. Determination of “Corporate Performance Factor.” The “Corporate Performance Factor,” which is a percentage between __% and __% (inclusive), is the sum of two separate components: (i) the “EPS Component,” which is based on EPS and can range from a minimum of __% to a maximum of __%, and (ii) the “STI Component,” which is based on the Company’s achievement of its Strategic Transformation Imperatives and can range from a minimum of __% to a maximum of __%. Each of these two components – the EPS Component and the STI Component – of the Corporate Performance Factor is defined below.

3.4. EPS Component. The EPS Component of the Corporate Performance Factor for the Fiscal Year is a percentage based on EPS relative to the applicable Threshold EPS, Midpoint EPS, and Target EPS and the specified intermediate EPS amounts, i.e., the EPS amounts between Threshold EPS and Target EPS specified in the following table.

If EPS is:	Then the EPS Component is:
Less than Threshold EPS	__
Exactly equal to Threshold EPS	__%
Greater than Threshold EPS but less than Midpoint EPS	Determined by multiplying __% by the number of cents by which EPS exceeds Threshold EPS, rounding up or down to the nearest whole percentage, and adding the result to __%
Exactly equal to Midpoint EPS	__%
Greater than Midpoint EPS but less than Target EPS	Determined by multiplying __% by the number of cents by which EPS exceeds Midpoint EPS, rounding up or down to the nearest whole percentage, and adding the result to __%
Exactly equal to or greater than Target EPS	__%

3.5. Applicable Parameters for EPS Component. The Threshold EPS, Midpoint EPS, and Target EPS for this Fiscal Year are as follows:

Threshold EPS	$__
Midpoint EPS	$__
Target EPS	$__

3.6. STI Component. The STI Component of the Corporate Performance Factor for the Fiscal Year is a percentage determined by reference to the Company’s achievement of five Strategic Transformation Imperatives relating to the following:

•	The Offer – Our Value Proposition
•	Supply Chain
•	Consultative-Relationship Team Selling
•	Digital and Internet Marketing & Commerce and Intelligence
•	Customer Journey Touchpoints

Associated with each of these five Strategic Transformation Imperatives are one or two Key Performance Indicators (“KPIs”). In order for a particular Strategic Transformation Imperative to be considered achieved, all KPIs associated with that Strategic Transformation Imperative (if there is more than one) must be satisfied.

If the number of Strategic Transformation Imperatives achieved is:	Then the STI Component is
Fewer than 3	__%
3	__%
4	__%
5	__%

You have been provided with the details of the KPIs associated with the five Strategic Transformation Imperatives.

Section 4. Issuance and Distribution of Performance Shares. Performance Shares earned as described in Section 3 will be issued and distributed to you in four (4) approximately equal installments on or about May 1, 2017, 2018, 2019, and 2020, subject to Section 5.

Section 5. Continued Employment.

5.1. Unless there is a Change in Control before the end of the Fiscal Year (in which case Section 7.1 will apply), in order to earn Performance Shares for the Fiscal Year, you must be employed by the Company on the last day of the Fiscal Year. If your employment terminates (for whatever reason) before the end of the Fiscal Year, you will not earn any Performance Shares for the Fiscal Year (except to the extent that Section 7.1 applies).

5.2. In order to receive Performance Shares that you have earned, you must be employed by the Company on the date that the Performance Shares are to be issued and distributed (as provided in 3.6 or, if there is a Change in Control, in Section 7.2). You will forfeit your right to receive Performance Shares that have been earned but have not been issued and distributed as of the date your employment terminates. This condition will not apply (and the shares will be immediately granted to you upon termination), however, if:

•	Your employment was terminated by the Company other than for Cause;

•	You terminated your employment for Good Reason;
•	Your employment was terminated either by you or by the Company on account of Disability; or
•	Your employment was terminated by reason of your death.
5.3. “Employment” by the Company for purposes of this Agreement includes employment by any of the Company’s subsidiaries.
Section 6. Illustrations. The application of the above provisions is illustrated by the following examples:

Example 1If EPS for FY2017 is at least $__, then the EPS Component of the Corporate Performance Factor for the Fiscal Year is __%. If four out of five of the Strategic Transformation Imperatives are achieved, then the STI Component of the Corporate Performance Factor is __%. The Corporate Performance Factor for the Fiscal Year then is the sum of these two percentages, i.e., __% + __% = __%. If your Individual Performance Factor for the Fiscal Year is __%, then you will earn __% x __% = __% of your Base Number of Shares. Assuming that you remain employed as required by Section 5 (and there is no intervening Change in Control as described in Section 7), the Performance Shares earned will be distributed to you in four approximately equal installments on May 1, 2017, 2018, 2019, and 2020.

Example 2If, as in Example 1 above, the EPS Component of the Corporate Performance Factor for the Fiscal Year is __%. (because EPS for FY2017 is at least $__) and the STI Component of the Corporate Performance Factor is __% (because four out of five of the Strategic Transformation Imperatives are achieved), but your Individual Performance Factor is __%, then you will earn __% of your Base Number of Shares. Even though __% x __% = __%, you cannot earn more than __% of your Base Number of Shares. (Indeed, if your Individual Performance Factor is at least __%, you will earn __% of your Base Number of Shares, since __% x __% = __%, which exceeds __%.)

Example 3

(a)	If EPS for FY2017 is $__ (i.e., equals Threshold EPS), then the EPS Component of the Corporate Performance Factor for the Fiscal Year is __%.
(b)	If EPS for FY2017 is $__, then the EPS Component of the Corporate Performance Factor for the Fiscal Year is __% [__% + (($__ – $__) x __%) rounded to nearest whole percentage].
(c)	If EPS for FY2017 is $__ (i.e., equals Midpoint EPS), then the EPS Component of the Corporate Performance Factor for the Fiscal Year is __%.
(d)	If EPS for FY2017 is $__, then the EPS Component of the Corporate Performance Factor for the Fiscal Year is __% [__% + (($__ – __) x __%) rounded to nearest whole percentage].
(e)	If EPS for FY2017 is $__ or greater (i.e., equals or exceeds Target EPS), then the Corporate Performance Factor for the Fiscal Year is __%.

Section 7. Change in Control. If there is a Change in Control of the Company, then (notwithstanding Section 5):

7.1. If the Change in Control occurs during this Fiscal Year, i.e., FY2017 (provided you are employed by the Company on the date of the Change in Control), you will earn the entire Base Number of Performance Shares, i.e., as though (i) the Corporate Performance Factor is __% and (ii) your Individual Performance Factor is __%. Any Performance Shares so earned will be issued and distributed to you effective as of the Change in Control;

7.2. If the Change in Control occurs after the end of this Fiscal Year, (provided you are employed by the Company on the date of the Change in Control), any Performance Shares that you have earned for this Fiscal Year but that have not yet been issued and distributed to you will be issued and distributed to you effective as of the Change in Control; and

7.3. Except as provided in this Section, this Agreement and your right to earn Performance Shares will terminate.
Section 8. Adjustment of Number of Performance Shares, etc.

8.1. Stock Dividends, Splits, Etc. In the event of a stock split, a stock dividend or a similar change in the shares of the Company’s common stock, the number of Performance Shares that may be earned and the number of Performance Shares that have been earned but not yet issued and distributed under this Agreement, as well as Threshold EPS, Target EPS, Base Number of Shares, and the Maximum Number of Performance Shares, shall be adjusted pursuant to the Plan or otherwise as the Compensation Committee deems reasonable so as to preserve the same relative rights and obligations as are provided for in this Agreement.

8.2. Reorganization Events. After any capital reorganization, reclassification of shares of the Company’s common stock, or consolidation of the Company with, or merger of the Company into, any other corporation or entity that does not constitute a Change in Control (each a “Reorganization Event”), the number of Performance Shares that may be earned and the number of Performance Shares that have been earned but not yet issued and distributed under this Agreement, as well as Threshold EPS, Target EPS, Base Number of Shares, and the Maximum Number of Performance Shares, may be adjusted pursuant to the Plan or otherwise as the Compensation Committee deems reasonable so as to preserve the same relative rights and obligations as are provided for in this Agreement.

8.3. Reservation of Sufficient Shares. The Company will reserve and keep available out of its authorized but unissued shares of common stock a number of such shares as will be sufficient to enable the Company to issue and distribute any Performance Shares that become issuable and distributable under this Agreement.

8.4. Registration and Approval. If any shares reserved for issuance under this Agreement require registration with or approval of any governmental authority under any federal or state law before those shares may be validly issued, then the Company will in good faith and as expeditiously as possible endeavor to secure such registration or approval. This provision, however, will not require the Company to secure any registration or approval in order (i) to issue shares under this Agreement if those shares can lawfully be issued pursuant to one or more exemptions from registration under applicable federal and state securities laws (even though the shares may constitute “restricted securities” or the holder of such shares may be unable to transfer the shares without registration or the availability of a suitable exemption from registration under such laws) or (ii) to enable any person to sell or distribute shares received under this Agreement in a transaction involving a public offering within the meaning of the Securities Act as then in effect.
8.5. Shares Fully Paid and Nonassessable. All Shares issued under this Agreement will upon issuance be fully paid and nonassessable.
Section 9. Restrictions on Transfer; Legends.

9.1. Transfer Restrictions; Opinion of Counsel. Neither this Agreement nor all or any part of your rights under this Agreement may be transferred, i.e., pledged, hypothecated, sold, assigned, transferred, or otherwise encumbered or disposed of, either voluntarily or by operation of law (whether by virtue of execution, attachment, or similar process) except as may be expressly provided in the Plan. No shares issued under this Agreement may be transferred, other than by will or by operation of the laws of descent and distribution, unless (i) such transfer is made pursuant to an effective registration statement or is exempt from or otherwise permitted under applicable federal and state securities laws and (ii) if the Company so requests or if a legend appearing on the certificate evidencing such shares (or the transfer ledger reflecting such shares, if such shares are in uncertificated form) so requires, the owner delivers an opinion of counsel reasonably satisfactory to counsel for the Company to the effect that such transfer is permitted under applicable federal and state securities laws. Any purported transfer in violation of the foregoing restrictions will be ineffective.

9.2. Stock Certificate Legends, etc. Each certificate evidencing Performance Shares issued under this Agreement (and each certificate evidencing shares issued to any subsequent transferee of any Performance Shares) may be imprinted with a legend in substantially the following form (or, if such shares are issued in uncertificated form, the transfer ledger of the Company may so or similarly reflect):

No sale, offer to sell, or other transfer of the securities represented by this certificate may be made unless a registration statement under the Securities Act of 1933, as amended (the “Act”), and applicable state securities laws is in effect with respect to the securities or an exemption from the registration provisions of the Act is then in fact applicable.

In addition, if the Company determines that the owner of any such shares is an “affiliate” of the Company within the meaning of that term under the Securities Act of 1933, as amended, and the regulations promulgated thereunder, the following additional legend may be required:

The securities represented by this certificate are beneficially owned by an “affiliate” of the issuer and may not be sold, offered for sale, pledged, hypothecated, or otherwise transferred except: (i) in conjunction with an effective registration statement with respect to such securities under the Act and applicable state securities laws; (ii) pursuant to the terms of Rule 144 under the Act; or (iii) pursuant to an opinion of counsel satisfactory to the issuer that such registration or compliance is not required.

Section 10. Miscellaneous.

10.1. Entire Agreement. This Agreement constitutes the entire agreement and understanding between us, and supersedes any prior agreement or understanding, relating to the subject matter of this Agreement.

10.2. Conflicts with Plan; Amendments. This Agreement has been granted as a “Performance Award” under the Plan and will be construed consistently with the Plan. In the event of any conflict between the provisions of the Plan and this Agreement, the provisions of the Plan shall control. The Committee has the right, in its sole discretion, to amend this Agreement from time to time in any manner for the purpose of promoting the objectives of the Plan but only if all other Performance Share Award Agreements under the Plan that are then in effect at the time of such amendment are also similarly amended with substantially the same effect. Any such amendment of this Agreement will, upon adoption by the Committee, become and be binding and conclusive on all persons affected by it without requirement for consent or other action by any such person. The Company will give you written notice of any such amendment of this Agreement as promptly as practicable after it is adopted.

10.3. No Rights of Stockholder. You will not have the rights of a stockholder of the Company with respect to the Performance Shares that may become issuable under this Agreement until the Performance Shares have actually been issued and distributed to you. This Agreement will not affect in any way the right or power of the Board of Directors or the stockholders to make or authorize any adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, or shares of capital stock with a preference ahead of, or convertible into, or otherwise affecting the common stock or rights of holders of common stock, or any dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

10.4. Notices. Any notice or communication required or permitted by this Agreement will be sufficiently given if delivered in person or by commercial courier service or sent by first class mail, postage prepaid:

(i)if to the Company, addressed to it at 11126 McCormick Road, Hunt Valley, Maryland 21031, marked for the attention of the President, and

(ii)if to you, to the address set forth below your signature,

or in either case to such other address as either of us notifies the other in accordance with this Section.

10.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to any provision that would result in the application of the laws of any other state or jurisdiction).

10.6. Headings. The descriptive headings in this Agreement are inserted for convenience of reference only and do not constitute a part of this Agreement.

10.7. Limitations on Issuance. Notwithstanding any other provisions of this Agreement or of the Plan, no Performance Shares will be issuable under this Agreement at any time when such issuance is prohibited by the Company’s policies then in effect concerning transactions by officers, directors, and employees in securities of the Company.

10.8. Fractional Shares. The Company will not be required to issue fractions of Performance Shares under this Agreement. If any fractional interest in a Performance Share is otherwise deliverable, the Company will instead pay cash equal to the fair market value of the fractional interest as reasonably determined by the Company.

10.9. Withholding Taxes. The Company will be entitled to require as a condition of delivery to you of any Performance Shares (whether evidenced by a physical certificate or made by electronic transfer) that you remit to the Company an amount sufficient to satisfy all federal, state, and other taxes or withholding requirements that may be imposed upon the Company. Whether or not the Company requires you to remit any such amounts, the Company will at all times have the right to withhold such amounts from any compensation or other payments otherwise due to you (under this Agreement or otherwise).

10.10. Issuance Taxes. The issuance of stock certificates under this Agreement will be made without charge to you for any stamp or similar tax imposed with respect to such certificate. The Company will not, however, be required to pay any such tax that may be payable on account of the issuance and delivery of stock certificates in any name other than yours, and the Company will not be required to issue or deliver any such stock certificate unless and until the person or persons requesting its issuance have paid to the Company the amount of such tax or have established to the satisfaction of the Company that such tax has been paid.

10.11. Section 409A. The payments to you pursuant to this Agreement are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, as short-term deferrals pursuant to Treasury Regulation §1.409A-1(b)(4), and for this purpose each payment shall constitute a “separately identified” amount within the meaning of Treasury Regulation §1.409A-2(b)(2).

Section 11. Glossary. The following capitalized terms have the meanings set forth in this Section:
11.1. “Base Number of Shares” is defined in Section 3.2.
11.2. “Cause” means:
(i) your conviction of, or a plea of guilty or nolo contendere to, a felony or a crime involving moral turpitude;
(ii) your embezzlement or criminal diversion of funds or property of the Company or any of the Company’s subsidiaries; or
(iii) any other gross misconduct by you in connection with your employment with the Company or any willful failure by you to perform the substantial duties of your position.
11.3. “Change in Control” means the occurrence of any of the following:

(i) any “person” (as that term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than Robert B. Barnhill, Jr., his affiliates, and members of his family) becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the then-outstanding securities of the Company; or

(ii) there is a change in the composition of a majority of the Board of Directors of the Company within twelve (12) months after any “person” (as defined above) (other than Robert B. Barnhill, Jr., his affiliates, and members of his family) becomes the beneficial owner, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the then-outstanding securities of the Company; or

(iii) there is consummated any consolidation or merger or share exchange involving the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s common stock would be converted into cash, securities, or other property, other than a merger of the Company in which the holders of the Company’s common stock immediately before the merger have substantially the same proportionate ownership of common stock of the surviving entity immediately after the merger; or

(iv) there is consummated any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or a substantial portion of the assets of the Company other than to one or more of its wholly-owned subsidiaries; or

(v) the stockholders of the Company approve a plan or proposal for the complete or partial liquidation, dissolution, or divisive reorganization of the Company.
11.4. “Compensation Committee” means the Compensation Committee of the Company’s Board of Directors as constituted from time to time.
11.5. “Corporate Performance Factor” is defined in Section 3.3.

11.6. “Disability” means a physical or mental disease, injury, or infirmity that prevents you (despite the provision of reasonable accommodations as required by law) from performing the substantial duties of your position for a period of one hundred eighty (180) consecutive days as certified by a physician designated by or acceptable to the Company.

11.7. “EPS” means the Company’s consolidated diluted earnings per share net of the costs for the Fiscal Year associated with all components of the Company’s Value Share Program (or successor incentive compensation arrangements), including the costs associated with the grant of Performance Shares under this and similar Agreements, all as determined in good faith by the Compensation Committee. In this connection:

(i) The Compensation Committee may make such adjustments to EPS, and to Threshold EPS, Midpoint EPS, and Target EPS, for any Fiscal Year as the Compensation Committee reasonably determines in its sole discretion are necessary (i) to maintain consistency with the accounting principles and practices applied by the Company on the effective date of this Agreement or (ii) as a result of transactions or events described in Sections 8.1 or 8.2, or other extraordinary or nonrecurring events not contemplated in developing the Threshold EPS, Midpoint EPS,  and Target EPS targets, in order to preserve the Compensation Committee’s intent in issuing this and similar Agreements; and

(ii) In addition, and without limiting the generality of the foregoing, if the Company’s consolidated diluted earnings per share before taking into account the costs associated with the grant of Performance Shares under this and similar Agreements would exceed Threshold EPS but such consolidated diluted earnings per share after taking into account such costs would be less than Threshold EPS, then the number of Performance Shares earned under this and similar Agreements will be determined based on the maximum EPS Component (even though such EPS Component is less than __%) such that the Company’s consolidated diluted earnings per share after giving effect to the grant of Performance Shares based on such EPS Component (and taking into account all other costs for the Fiscal Year associated with all elements of the Company’s Value Share Program or successor incentive compensation arrangements) will not be less than Threshold EPS.

11.8. “Fiscal Year” means a fiscal year of the Company.
11.9. “FY2017” means the Fiscal Year ending March 26, 2017.
11.10. “Good Reason” means:

(i)any material adverse change in your duties or reporting responsibilities or any material reduction in your authority, provided you specifically object in writing to the change or reduction within thirty (30) days and the Company does not rescind the change or reduction within a further period of thirty (30) days; or

(ii)any failure by the Company or its subsidiaries to make a payment due to you or to provide you with a benefit due to you, but only if the failure is not cured within fifteen (15) days after the Company receives written notice of the failure.

11.11. “Individual Performance Factor” is defined in Section 3.2.
11.12. “Performance Share” means a share of Performance Stock.
11.13. “Performance Stock” means common stock of the Company that may become issuable to you under this Agreement.
11.14. “Performance Stock Unit” or “PSU” means your right to receive, subject to the terms and conditions contained in this Agreement, one (1) Performance Share.

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To confirm the above, the Company and you hereby sign this Agreement, which is effective as of the date set forth on the first page.

ATTEST/WITNESS:	TESSCO TECHNOLOGIES INCORPORATED

	By:	(Seal)
Robert B. Barnhill, Jr.
Chairman and Chief Executive Officer

(Seal)
<<Participant>>

Address: